Exhibit 99.1
Keros Therapeutics to Present at the Guggenheim SMID Cap Biotech Conference

LEXINGTON, Mass., January 30, 2025 (GLOBE NEWSWIRE) -- Keros Therapeutics, Inc. (“Keros”) (Nasdaq: KROS), a clinical-stage biopharmaceutical company focused on developing and commercializing novel therapeutics to treat a wide range of patients with disorders that are linked to dysfunctional signaling of the transforming growth factor-beta (“TGF-ß”) family of proteins, today announced that Keros’ Chair and Chief Executive Officer Jasbir S. Seehra, Ph.D., will participate in a fireside chat presentation at the Guggenheim SMID Cap Biotech Conference on Thursday, February 6, 2025 at 10:00 a.m. Eastern time.

A live audio webcast of the fireside chat presentation will be available at
https://wsw.com/webcast/guggen2/kros/2033361 and an archived replay will be accessible in the Investors section of the Keros website at https://ir.kerostx.com for up to 90 days following the conclusion of the event.

About Keros Therapeutics, Inc.
Keros is a clinical-stage biopharmaceutical company focused on developing and commercializing novel therapeutics to treat a wide range of patients with disorders that are linked to dysfunctional signaling of the TGF-ß family of proteins. Keros is a leader in understanding the role of the TGF-ß family of proteins, which are master regulators of the growth, repair and maintenance of a number of tissues, including blood, bone, skeletal muscle, adipose and heart tissue. By leveraging this understanding, Keros has discovered and is developing protein therapeutics that have the potential to provide meaningful and potentially disease-modifying benefit to patients. One of Keros’ product candidates, cibotercept (KER-012), is being developed for the treatment of pulmonary arterial hypertension and for the treatment of cardiovascular disorders. Keros’ second product candidate, KER-065, is being developed for the treatment of neuromuscular diseases. Keros’ most advanced product candidate, elritercept (KER-050), is being developed for the treatment of low blood cell counts, or cytopenias, including anemia and thrombocytopenia, in patients with myelodysplastic syndrome and in patients with myelofibrosis.

Investor Contact:
Justin Frantz
jfrantz@kerostx.com
617-221-6042